Exhibit 99.CODEETH

HEALTHSHARES™, INC.

CODE OF ETHICS

Adopted Pursuant to Rule 17j-1

I.              Introduction.

The Board of Directors (the “Board”) of HealthShares, Inc. (the “Company”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), has approved and adopted this Code of Ethics (the “Code”) and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Company’s Access Persons are subject and establishes reporting requirements for Access Persons.  Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A.

A.           About the Company and the Advisor

The Company is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a “Fund.”  XShares Advisors LLC (the “Advisor”) is the investment adviser for the Funds.  BNY Investment Advisors acts as the investment sub-advisor to the Funds (the “Sub-Advisor”).  In managing the Funds, the Advisor employs a passive, or indexing, strategy which seeks to replicate, for each Fund’s investment portfolio, the composition of each Fund’s benchmark index (the “Underlying Index”). The composition of each Underlying Index is maintained by a third party (the “Index Administrator”) that is unaffiliated with the Advisor or the Company. The Index Administrator alone decides the component securities in each Underlying Index and typically reconstitutes each Underlying Index only quarterly. The criteria by which the Index Administrator maintains each Underlying Index has been developed by certain principals of XShares Group, Inc. (the “Index Creator”), the parent of the Advisor, although these principals have no involvement in the application of these criteria to the Underlying Indices or in deciding the make-up of each Index. Certain Officers or employees of the Index Creator, the Advisor or the Fund (the “Index Staff”) assist the Index Administrator in the performance of its duties. The Fund has developed certain “firewalls”, as described in this Code, between the activities of the Index Staff, the Sub-Advisor and other Investment Personnel of the Advisor or Sub-Advisor. ALPS Distributors, Inc. (the “Distributor”) serves as the distributor of creation units for each Fund on an agency basis.  In adopting this Code, the Board took into consideration all of these facts.

B.            Who is covered by the Code

This Code applies to all Access Persons of the Company, which includes all Directors of the Company (both Interested Directors and Independent Directors), and all officers of the  Company. However, certain of the reporting and pre-clearance requirements set forth in Section III do not apply to persons who are subject to the code of ethics adopted by the Advisor, Sub-Advisor or Distributor (“Advisor Access Persons”).  Instead, those individuals (principally, the

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Company’s Interested Directors and those officers of the Company that are also affiliated with the Advisor, Sub-Advisor or Distributor) will be subject to the reporting and pre-clearance requirements established in the Advisor’s, Sub-Advisor’s or Distributor’s code of ethics.

II.            Statement of General Fiduciary Principles.

The Company requires that its Directors, officers and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•      the duty at all times to place the interests of the Company’s shareholders first;

•      the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•      the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, the Securities and Exchange Commission’s (the “SEC”) 1940 Act Release No. 23958 “Personal Investment Activities of Investment Company Personnel” (August 24, 1999), the “Report of the Advisory Group on Personal Investing” issued by the Investment Company Institute on May 9, 1994, the SEC’s September 1994 Report on “Personal Investment Activities of Investment Company Personnel,” and the SEC’s 1940 Act Release No. 26492 “Investment Adviser Code of Ethics” (August 31, 2004), the Company has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

III.           Restrictions on Personal Investing Activities.

A.            General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Fund:

•      employ any device, scheme or artifice to defraud the Funds;

•      make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•      engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

•      engage in any manipulative practice with respect to the Funds.

B.            Prohibition Against Insider Trading

Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

(1)           trading while in possession of material, nonpublic information;

(2)           communicating (“tipping”) such information to others;

(3)           recommending the purchase or sale of securities on the basis of such information; or

(4)           providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities, such as information about a drug trial or clinical testing results.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a Fund invests.  Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

C.            Pre-clearance of Investments in IPOs or Limited Offerings.

Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Advisor’s Chief Compliance Officer (“CCO”) (Access Persons who are subject to the Sub-Advisor’s Code of Ethics must obtain pre-clearance from the Sub-Advisor’s Chief Compliance Officer).  In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix B. The CCO must review each request for approval and record the decision regarding the request.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.  If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day.  The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is a component Security in an Underlying

Index, on a day when the Security is “being considered for purchase or sale” by a Fund or (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index or (3) for Access Persons who also fall within the definition of Index Staff, on a day when the Index Eligible Company is under “Active Consideration” as defined herein.

D.            Restrictions on Personal Securities Transactions by Access Persons other than Independent Directors and Advisor Access Persons (“Company-Only Access Persons”).

Each Company-Only Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts

(1)           Pre-clearance

Company-Only Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company’s CCO or his designee.  The CCO has designated the Advisor’s CCO as the person responsible for reviewing and granting pre-clearance requests under the Code.  The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

Pre-clearance must be obtained for all Securities, except Exempt Securities, that either (i) are included as a component Security in an Underlying Index or (ii) for which public notice has been given that such Security will be added to, or deleted from, an Underlying Index.

In order to obtain pre-clearance, a Company-Only Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.  Pre-clearance will typically not be given to a Company-Only Access Person to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by a Fund or (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index or (3) for Access Persons who also fall within the definition of Index Staff, on a day when the Index Eligible Company is under “Active Consideration” as defined herein.

(2)           Prohibition on Short-Term Trading

Company-Only Access Persons may not purchase or sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund.  If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity.  In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology.

(3)           Prohibition on Short Sales and Similar Transactions.

Company-Only Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

E.            Restrictions on Personal Securities Transactions by Access Persons who are  Independent Directors.

The Company recognizes that Independent Directors do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions.  In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Directors in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Accordingly, the Company believes that less stringent controls are appropriate for Independent Directors, as follows:

1.             The Securities pre-clearance requirement contained in paragraph III.D.l. and the short-term trading and short sale restrictions in paragraphs III.D.2  and III.D.3 above shall only apply to an Independent Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

2.             If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Director to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by a Fund; (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index; or (iii) when the CCO has been advised by the Advisor that the same Security is being considered for purchase or sale for a Fund.

IV.           Reporting Requirements and Procedures.

In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

A.           Reporting Requirements for Company-Only Access Persons

(1)           Initial and Annual Holdings Reports:  Within ten days after a person becomes a Company-Only Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix C.  Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became a Company-Only Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

(2)           Quarterly Report: Each Company-Only Access Person shall submit reports substantially in the form attached hereto as Appendix D to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. A Company-Only Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above.  The Report must include the date on which such report was submitted to the CCO.

B.            Reporting Requirements for Independent Directors

An Independent Director need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Fund.

V.            Administration of the Code.

A.           The CCO’s Duties and Responsibilities.

(1)           The CCO shall promptly provide all persons covered by this Code with a copy of the Code.  In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix E within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

(2)           The CCO shall identify all Access Persons and all Company-Only Access Persons and inform them of their reporting obligations promptly.

(3)           In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person or Company-Only Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

(4)           The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred.  The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

(5)           If the CCO finds that a Code violation may have occurred, the CCO  must report the possible violation to the Board;

(6)           The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

(7)           At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

B.            The Board’s Duties and Responsibilities

(1)           The Board must approve this Code and the code of ethics of the Advisor and the Sub-Advisor before initially retaining their services;

(2)           The Board must approve all material changes to this Code and the code of ethics of the Advisor and the Sub-Advisor no later than six months after adoption of the material change; and

(3)           The Board will determine, in its sole discretion, whether a person has violated the Code.  If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed.

C.            The Advisor’s and Sub-Advisor’s Duties and Responsibilities

(1)           The Advisor and Sub-Advisor shall submit to the Board a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2)           The Advisor and Sub-Advisor shall report to the Board in writing any material change to their code of ethics within six months of its adoption; and

(3)           At least annually, the Advisor and Sub-Advisor shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under their respective code of ethics since the previous report, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Advisor and Sub-Advisor have adopted procedures reasonably necessary to prevent its Access Persons from violating the code of ethics.

VI.           FireWall Procedures for Index Staff Personnel

In connection with an order for Exemptive Relief (the “Exemptive Order”) obtained by the Advisor, the Index Creator and the Funds, the Advisor, the Index Creator and the Funds have agreed to employ the following procedures with respect to persons meeting the definition of Index Staff. As a result, Index Staff personnel as subject to the following special restrictions and conditions:

A.            Index Staff personnel shall not be Investment Personnel. Index Staff personnel shall have no responsibility for the management of the Funds or the supervision or oversight of the Sub-Advisor.

B.            Index Staff personnel are expressly prohibited from sharing any information relating to the Rules Based Methodology (including information regarding prospective or potential changes to the Rules Based Methodology) with any Investment Personnel or any officer or employee of the Sub-Advisor.  Information relating to the Rules Based Methodology is considered proprietary and confidential information and Index Staff personnel are therefore subject to the Advisors policies and procedures relating to the non-disclosure and protection of confidential information.

C.            Index Staff personnel may not buy or sell any Index Eligible Security on a day when such Security is under Active Consideration, as defined herein.

D.            Index Staff personnel will have office space only at the Advisor and such space shall be separate and apart from office space of Investment Personnel.  Index Staff personnel shall not have access to the computer systems of Investment Personnel or the Sub-Advisor.

VII.          Recordkeeping.

The Company will maintain records as set forth below.  These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements.  They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies.

A.            A copy of this Code and any other code adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.            A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.            A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.            A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.             A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VIII.        Miscellaneous.

A.           Confidentiality.

The Company will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code.  Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.            The “should have known” standard.  For  purposes of this Code, the “should have known” standard does not:

•      imply a duty of inquiry;

•      presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•      impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Adopted:   December 1, 2006, as amended on December 10, 2007

HEALTHSHARES™, INC.
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICER

I.              Covered Officers/Purpose of the Code

This code of ethics (the “Code”) applies to the Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) of HealthShares™, Inc (the “Fund”) for the purpose of promoting:

•      honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•      full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•      compliance with applicable laws and governmental rules and regulations;

•      the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•      accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.            Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the investment adviser, of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Directors (the “Board”) that the Covered Officers may also be officers of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

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Each Covered Officer must:

•      not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•      not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

•      not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some potential conflict of interest situations that should be discussed with the Fund’s counsel in order to determine whether these situations pose a material risk of causing detriment to the Fund. Examples of these include:

•      service as a director on the board of any public or private company;

•      the receipt of any non-nominal gifts from any company with which the Fund has current or prospective business dealings, to the extent the situation is not addressed by the Fund’s 17j-1 Code of Ethics or the investment adviser’s Code of Ethics;

•      the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise

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any question of impropriety, to the extent the situation is not addressed by the Fund’s 17j-1 Code of Ethics or the investment adviser’s Code of Ethics;

•      any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•      a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.           Disclosure and Compliance

•      Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Fund;

•      each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Directors and auditors, and to governmental regulators and self-regulatory organizations;

•      each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund;

•      each Covered Officer should comply with his or her obligations under the Fund’s Disclosure Controls and Procedures and certification requirements relating to the reports on Form N-CSR (certified shareholder reports) and Form N-Q (quarterly schedule of portfolio holdings) that the Fund is required to file; and

•      it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.           Reporting and Accountability

Each Covered Officer must:

•      upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•      annually thereafter affirm to the Board that he has complied with the requirements of the Code;

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•      not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

•      notify the Qualified Legal Compliance Committee promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Qualified Legal Compliance Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.(1) Any approvals or waivers(2) sought by the Covered Officers must be considered by the Qualified Legal Compliance Committee.

The Fund will follow these procedures in investigating and enforcing this Code:

•      the Qualified Legal Compliance Committee will take all appropriate action to investigate any potential violations reported to the Committee;

•      if, after such investigation, the Qualified Legal Compliance Committee believes that no violation has occurred, the Qualified Legal Compliance Committee is not required to take any further action;

•      if the Committee determines, by majority vote, that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the investment adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

•      the Qualified Legal Compliance Committee will be responsible for granting waivers, as appropriate; and

•      any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.            Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s

(1)	The Qualified Legal Compliance Committee is authorized to consult, as appropriate, with counsel to the Fund, and is encouraged to do so.

(2)

Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

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adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and its investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-l under the Investment Company Act, and any other codes of conduct applicable to such entities, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.           Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.         Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund’s counsel and the Board of Directors.

VIII.        Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Adopted: December 1, 2006.

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Exhibit A

Persons Covered by this Code of Ethics

William J. Kridel, Jr. – President and Chief Executive Officer

James J. McCluskey – Treasurer and Chief Financial Officer